                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-46807

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 12, 1998)




                                  $200,000,000

                                          [WALLACE COMPUTER SERVICES, INC. LOGO]


                         WALLACE COMPUTER SERVICES, INC.


                                  SENIOR NOTES


         The Company will offer the Notes at a price not to exceed 100% of the principal amount thereof. The interest rate, issue price, maturity date and other variable terms of the Notes will be set forth in a Pricing Supplement to this Prospectus Supplement.

         Unless otherwise specified in the Pricing Supplement, interest on the Notes is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999. The Notes may be prepaid at any time prior to maturity at the option of Wallace Computer Services, Inc., subject to the payment of a Make-Whole Amount.

         INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              --------------------


                                                         PER NOTE                 TOTAL
                                                         --------                 -----
Offering Price                                            100.00% (1)         $ 200,000,000
Agent's Commission                                          0.45% (2)         $     900,000
Proceeds to Wallace Computer Services, Inc.
  (before expenses)                                        99.55%             $ 199,100,000


(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the Pricing Supplement.

(2) The Company will pay the Agent a commission of 0.45% of the principal amount of the Notes sold through it as Agent, subject to adjustment for certain expenses borne by the Agent.


                              SALOMON SMITH BARNEY


December 1, 1998

         You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement, the Prospectus and the Pricing Supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this Prospectus Supplement or the Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement.


                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
                              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............................................................S-3
Risk Factors..............................................................................S-7
Use of Proceeds...........................................................................S-9
Capitalization............................................................................S-9
Summary Consolidated Financial Data......................................................S-10
Pro Forma Combined Selected Financial Data...............................................S-11
Description of Notes.....................................................................S-12
Description of Credit Facility...........................................................S-26
Plan of Distribution.....................................................................S-27
Legal Matters............................................................................S-27
Experts..................................................................................S-27

                                   PROSPECTUS
Available Information.......................................................................1
Incorporation of Certain Documents by Reference.............................................1
Disclosure Regarding Forward-Looking Statements.............................................1
The Company.................................................................................3
Use of Proceeds.............................................................................4
Ratios of Earnings to Fixed Charges.........................................................5
Description of Debt Securities..............................................................6
Description of Preferred Stock.............................................................12
Description of Common Stock................................................................13
Plan of Distribution.......................................................................15
Legal Matters..............................................................................16
Experts....................................................................................16


         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE PRICING SUPPLEMENT

         We tell you about the Notes in three separate documents that progressively provide more detail:

         - the accompanying Prospectus, which provides general information, some of which may not apply to a particular series of securities, including your Notes;

         - this Prospectus Supplement, which describes the specific terms of your Notes; and

         - the Pricing Supplement, which will be delivered to you at a later date, will contain the interest rate, issue price, maturity and other variable terms of the Notes.

         If the terms of your Notes as described in this Prospectus Supplement differ from the terms described in the Prospectus, you should rely on the information in this Prospectus Supplement. If the terms of your Notes described in the Pricing Supplement differ from the terms described in the Prospectus or this Prospectus Supplement, you should rely on the information in the Pricing Supplement.

         We include cross-references in this Prospectus Supplement and in the accompanying Prospectus to captions in these materials where you can find further related discussions. The Table of Contents in this Prospectus Supplement provides the pages on which these captions are located.

         We make statements in this Prospectus Supplement and the accompanying Prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements contain words such as "believes," "expects," "intends," "plans" and other similar expressions. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

         -  General economic, market or business conditions

         - The opportunities (or lack thereof) that may be presented to and pursued by the Company

         -  Competitive actions by other companies

         -  Changes in laws or regulations affecting the Company

         -  Successful integration of acquisitions made by the Company

         - Labor market conditions and raw material costs and their effects on the Company

         Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our expectations, estimates and assumptions only as of the date the statements are made.

                          PROSPECTUS SUPPLEMENT SUMMARY

         This summary highlights information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read both the Prospectus Supplement and the Prospectus carefully.

                                   THE COMPANY

         Our company, Wallace Computer Services, Inc. ("Wallace" or the "Company"), together with its subsidiaries, manufactures and distributes a wide range of consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels, and commercial and promotional printed materials. Our strategy is to utilize information management tools to offer our products and services through a solutions-based approach aimed at reducing costs, increasing efficiencies and generating value for our customers. Our success has largely been attained through our focus on developing and integrating new technologies into our products and services. Our management believes we offer one of the broadest ranges of information management products and services in the industry.

         Over the past four years, we have become recognized in the industry as a leader in total print and integrated supply management. By combining forms, print and office products management, we serve as a single source for all the business supplies used by large organizations. Central to our integrated services is the Wallace Information Network ("W.I.N."), a comprehensive forms management tool that ties customers into our corporate information system and centrally organizes and manages a customer's data regarding the manufacture, storage and distribution of printed materials and consumable supplies. Since its introduction in 1993, the W.I.N. system has become recognized in the industry as a benchmark. It continues to be one of the few systems that can bring complete, current data about every order, shipment and item in inventory to the customer's desktop for analysis and decision making. As of July 31, 1998, approximately 390 mid-to-large sized organizations utilized W.I.N. as their central information tool in our integrated supply management services.

         Wallace's principal executive offices are located at 2275 Cabot Drive, Lisle, Illinois 60532 and our telephone number is (630) 588-5000.

PRODUCTS AND SERVICES

         Business Forms. We provide stock and custom, paper and electronic products for businesses, government agencies, and for healthcare, not-for-profit and educational institutions. Examples of forms that we provide include air freight package forms, monthly billing statements, mortgage applications, healthcare forms, credit card statements and point-of-sale transaction forms. Our value-added services provide substantial benefits to large, paper-intensive organizations which seek ways to increase efficiency and reduce costs. Our success is based on our long-term contract commitments, diverse product offerings, unique services (such as W.I.N.) and extensive distribution network.

         Promotional Printing. Through our COLORFORMS division, we produce materials that serve the targeted marketing and direct response markets. Typical products include sweepstakes mailings, credit card offers and on-demand, individual mailings. We provide a full-service, quick response, value-added resource to our customers, and supply national coverage and state-of-the-art imaging capabilities and service options, which are designed to increase promotion response rates and reduce customer costs.

         Commercial Printing. Our commercial printing business primarily consists of high-color, high-quality commercial printing and catalogs and directories. Typical products include corporate image materials, promotional literature, product brochures, product documentation literature, retail point-of-sale materials and health care plan directories. By acquiring Post Printing Company in October 1996, Moran Printing Company in July 1997 and Graphic Industries, Inc. ("Graphic") in December 1997, we have significantly expanded our commercial printing capabilities. Our focus is on fulfilling the total print requirements of our targeted customer base, the Fortune 1000. We differentiate ourselves from competitors in the printing industry by utilizing our W.I.N. system capabilities and distribution expertise to provide a fully integrated service for customers.

         Office Products. We manufacture office products such as legal pads, computer paper, ink jet printer cartridges, ribbons and ATM and cash register paper rolls. We also offer an extensive selection of brand-name and discount brand office supplies and standardized business forms for the home, school and office markets. In early 1998, we entered into a joint marketing arrangement with Boise Cascade Office Products, a subsidiary of Boise Cascade Corporation, whereby each company will introduce the other company to its top 200 customers and allow such company to market its products and services to those customers. Our TOPS group manufactures and sells pad products and stock forms to office products retailers and wholesalers.

         Labels. We are one of the only national suppliers with a full range of label options and integrated services. We produce bar-coded shipping labels, consumer product labels, airline bag tags, blank stock labels, electronic article surveillance tags and labeling software, printers and applicators. We produce both electronic data processing ("EDP") labels and prime labels. EDP labels usually include some package specific information, such as bar coding, and are designed to meet the needs of key market segments, including retail, health care, small package delivery, manufacturing and required regulatory compliance. Prime labels are high quality promotional and product identification labels used on items such as shampoo bottles and food packages.

GRAPHIC ACQUISITION

         On December 22, 1997, we completed our acquisition of all of the equity of Graphic for an aggregate price of approximately $315 million. To finance the acquisition and to refinance $142 million in outstanding debt of Graphic, we borrowed $437 million. Graphic, headquartered in Atlanta, Georgia, is the largest sheet-fed commercial printer in the United States (based on number of sheet-fed presses) and manufactures such products as high color marketing literature, annual reports and point-of-sale material, primarily for corporate customers. Graphic will provide us with critical mass in commercial printing, which will allow us to expand our product offerings and geographic coverage. We continue to service Graphic's established customer base and have begun to offer Graphic's capabilities to our large, national customers. We have also begun to offer our products and services to Graphic's existing customer base.

                                  THE OFFERING

Total Amount of Notes Offered.........................................  $200,000,000 in principal amount of Notes.

Maturity Date.........................................................  The Notes will mature on the date set forth in the
                                                                        Pricing Supplement.

Interest..............................................................  Payment frequency: every six months on  April 1 and
                                                                        October 1, payable in arrears.

                                                                        First payment:  October 1, 1999.

Ranking...............................................................  The Notes are senior unsecured obligations. They hold the same rank as our current and future
                                                                        unsubordinated, unsecured indebtedness, and they will
                                                                        rank ahead of any of our future subordinated
                                                                        indebtedness. As of July 31, 1998, we had approximately
                                                                        $396 million in senior, unsecured debt outstanding
                                                                        under our Credit Facility.

Mandatory Redemption and
 Sinking Fund Payments................................................  We will not be required to make any mandatory redemption payments or to deposit any amounts into a sinking fund for the purpose of making payments on the Notes.

Optional Prepayment...................................................  We may prepay all or some of the Notes, at our option at any time, in an amount not less than 10% of the aggregate
                                                                        principal amount of the Notes outstanding in the case
                                                                        of a partial prepayment, at a redemption price equal to
                                                                        100% of the principal amount of the Notes to be
                                                                        redeemed, plus accrued interest to the date of
                                                                        redemption, plus the Make-Whole Amount (as defined
                                                                        below), if any. See "Description of Notes" under the
                                                                        heading "Optional Prepayment" on page S-12.

Certain Covenants....................................................   We will issue the Notes under an indenture with Bank of
                                                                        New York, National Association. The indenture will,
                                                                        among other things:

                                                                        - require us to maintain a specified minimum consolidated
                                                                          net worth;

                                                                        - restrict our ability to incur additional indebtedness;

                                                                        - restrict our ability to borrow money secured by a lien;

                                                                        - restrict our ability to engage in sale and leaseback
                                                                          transactions with respect to certain properties;

                                                                        - restrict our ability to merge with or into other
                                                                          companies; and

                                                                        - restrict our ability to enter into certain transactions
                                                                          with affiliates.

                                                                        See "Description of Notes" under the heading "Certain
                                                                        Covenants" on page S-13.

Use of Proceeds.......................................................  The Company will use the net proceeds of the Notes to reduce amounts outstanding under its Credit Facility. See "Use of
                                                                        Proceeds" on page S-8 and "Description of Credit Facility"
                                                                        on page S-25.

                                  RISK FACTORS

         An investment in the Notes involves certain risks. You should consider the following risk factors before purchasing any of the Notes.

RISKS RELATING TO ACQUISITIONS

         Our business strategy includes growth through the acquisition of businesses complementary to our current business. We have made a number of acquisitions in the past and believe that we have been successful, and will continue to be successful, in integrating the acquired assets and businesses into our operations. There can be no assurance, however, that any acquired assets or business will be successfully integrated into our operations. While we evaluate acquisition opportunities on an ongoing basis, we have no current commitments or agreements with respect to any material acquisition.

RISKS RELATING TO COST AND AVAILABILITY OF PAPER

         The cost of paper represents a significant portion of our cost of materials. Increases in paper costs could have a material adverse effect on our results of operations and financial condition. We attempt to maintain gross profit margins when paper prices increase by passing paper price increases on to our customers. There can be no assurance, however, that we will be able to pass on increases in the cost of paper in the future. In addition, when paper prices decrease materially, market forces may require that lower costs be passed on to customers in the form of lower prices. These price decreases may reduce our gross profit margins if we are using paper inventory purchased when prices were higher. Our failure to pass on paper price increases, or to offset paper price reductions passed on to customers, could have a material adverse effect on our operating results.

         Due to the significance of paper in the manufacture of most of our products, we are dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of our large volume paper purchases from several paper producers, we generally have not experienced difficulty in obtaining adequate quantities of paper, although occasionally we have experienced minor delays in delivery. Although our management believes that our large volume paper purchases and strong relationships with vendors will continue to enable us to receive adequate supplies of paper in the future, there can be no assurance in this regard.

RISKS RELATING TO COMPETITION

         The markets for our products are highly competitive and relatively fragmented, with a large number of competitors. Some of our competitors are larger than we are and have greater financial, marketing and technical resources. We have invested significant resources in computer technology and distribution facilities in an attempt to differentiate ourselves from certain of our competitors. There can be no assurance that competitors will not take actions, including developing new technologies, products and services, which could adversely affect our sales and operating results.

RISKS RELATING TO DEPENDENCE ON KEY PERSONNEL

         Our performance depends in large part on the continued service of our key sales and management personnel and on our ability to continue to attract, retain and motivate highly qualified personnel. Competition for such personnel is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our strategy is often lengthy. There can be no assurance that we will be able to attract or retain such personnel in the future, and the inability to do so could have a material adverse effect upon our business, operating results or financial condition.

RISKS RELATING TO YEAR 2000

         We utilize computer information systems to internally record and track information, as well as to interact with certain customers, suppliers and other organizations. Our management has preliminarily assessed risks and costs related to addressing Year 2000 issues as they pertain to us and our information systems. Based upon this assessment, we do not believe that the modification of our systems to address such matters will have a material impact on our financial position or results of operations. However, there are uncertainties relating to addressing Year 2000 issues, including the impact of outside parties appropriately addressing their Year 2000 issues, actual implementation of measures to address Year 2000 issues and other factors, some of which may be beyond our control, and all of which may cause results to be different than we currently anticipate.

EFFECTIVE SUBORDINATION

         We operate a portion of our business through subsidiaries, including substantially all of our commercial printing operations. The Notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries. At July 31, 1998, the aggregate amount of indebtedness of our subsidiaries to which the holders of the Notes would be effectively subordinated was approximately $11.5 million. We may, or may cause our subsidiaries to, incur additional indebtedness in the future, subject to certain limitations contained in the Indenture and the Credit Facility, and some of that indebtedness may be secured. See "Description of Notes--Negative Covenants--Limitation on Incurrence of Indebtedness" and "--Limitation on Secured Indebtedness."

         Any right we have to participate in any distribution of the assets of our subsidiaries upon the liquidation, reorganization or insolvency of a subsidiary (and the consequent right of the holders of the Notes to participate in the distribution of those assets) will be subject to the prior claims of the subsidiary's creditors. As a result, holders of the Notes may recover less ratably than other creditors of our subsidiaries in the event of their liquidation, reorganization or insolvency.

ABSENCE OF PUBLIC MARKET

         There is currently no public market for the Notes. We cannot assure you of the liquidity of any market that may develop for the Notes, the ability of holders to sell the Notes or the price at which holders would be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the Notes has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that any market for the Notes, if such market develops, will not be subject to similar disruptions.

                                 USE OF PROCEEDS

         The Company expects the net proceeds from this offering of Notes to be approximately $199 million after deducting the estimated commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this offering of Notes to reduce amounts outstanding under the Credit Facility (which had a weighted average interest rate per annum of 5.8% at July 31, 1998 and matures on October 31, 2002). Net proceeds applied to reduce amounts outstanding under the Credit Facility will be available for reborrowing thereunder by the Company. See "Description of Credit Facility."

                                 CAPITALIZATION

         The following table sets forth the consolidated short-term indebtedness and total capitalization of the Company as of July 31, 1998 on an actual basis and as adjusted to give effect to this $200 million offering of Notes and the application of the net proceeds. See "Use of Proceeds" above. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.


                                                                              July 31, 1998
                                                                         ----------------------
                                                                           Actual     Adjusted
                                                                         (dollars in thousands)
Notes payable and current maturities of long-term debt ...............   $  37,652    $  37,652
                                                                         =========    =========
Long-term debt:
    Credit Facility ..................................................     396,000      197,000
    Notes ............................................................        --        200,000
    Other long-term debt .............................................      32,224       32,224
                                                                         ---------    ---------
        Total long-term debt .........................................     428,224      429,224
                                                                         ---------    ---------
Stockholder's equity:
    Common stock -- issued shares of 45,764,054 at July 31, 1998 .....      45,764       45,764
    Additional capital ...............................................      36,390       36,390
    Retained earnings ................................................     537,751      537,751
    Treasury stock (at cost) -- 2,496,173 shares at July 31, 1998 ....     (72,432)     (72,432)
                                                                         ---------    ---------
       Total stockholders' equity ....................................     547,473      547,473
                                                                         ---------    ---------
       Total capitalization ..........................................   $ 975,697    $ 976,697
                                                                         =========    =========


                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical consolidated financial data for the Company for each of the five years in the period ended July 31, 1998. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended July 31, 1998 incorporated by reference herein. The selected consolidated financial data for the years ended July 31, 1994 through 1998 have been derived from the consolidated financial statements of the Company, audited by Arthur Andersen, LLP, independent certified public accountants. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.


                                                                              Year Ended July 31
                                                     ------------------------------------------------------------------
                                                        1994           1995         1996          1997          1998
                                                        ----           ----         ----          ----          ----
                                                           (dollar amounts in thousands, except per share amounts)
INCOME STATEMENT DATA:
Net Sales ........................................   $  588,173    $  712,838    $  862,287    $  906,290   $1,356,052
Total costs and expenses .........................      516,543       627,808       745,365       771,196    1,211,304
                                                     ----------    ----------    ----------    ----------   ----------
Operating income .................................       71,630        85,030       116,922       135,094      144,748
Net interest expense (income) ....................       (2,226)       (2,430)       (1,556)          743       21,358
                                                     ----------    ----------    ----------    ----------   ----------
Income before income taxes .......................       73,856        87,460       118,478       134,351      123,390
Net income .......................................   $   47,931    $   55,297    $   72,999    $   81,282   $   74,208
                                                     ==========    ==========    ==========    ==========   ==========
Basic earnings per share (1) .....................   $     1.08    $     1.23    $     1.60    $     1.88   $     1.72
Diluted earnings per share (1) ...................          N/A    $     1.23    $     1.59    $     1.86   $     1.71

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents ........................   $   17,587    $   10,815    $   23,618    $   14,168   $    3,501
Total assets .....................................      538,592       592,702       695,850       720,442    1,257,463
Long-term debt ...................................       23,500        25,600        30,600        24,500      428,224
Stockholders' equity .............................      410,139       456,118       510,443       493,188      547,473

OTHER DATA:
EBITDA (2) .......................................   $  104,636    $  122,326    $  161,951    $  184,299   $  212,227
Capital expenditures (excluding acquisitions) ....       34,228        51,487        59,506        39,225       59,632
Ratio of earnings to fixed charges ...............        22.2x         23.4x         31.2x         26.2x         5.5x

--------------------

(1) All per share amounts have been adjusted for the two-for-one stock split effective July 1996.

(2) EBITDA represents income before income taxes plus net interest and depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund cash needs.

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

         The following table sets forth unaudited pro forma combined selected financial data for the years ended July 31, 1997 and July 31, 1998, giving effect to the acquisition of Graphic by the Company under the purchase method of accounting and reflecting certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements incorporated by reference herein. The pro forma combined selected financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined selected financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements, including the notes thereto, incorporated by reference herein from the Company's Current Reports on Form 8-K dated November 18, 1997 (as amended by the Form 8-K/A dated January 16, 1998, the Form 8-K/A filed April 8, 1998 and the Form 8-K/A dated November 6, 1998) and June 12, 1998 (as amended by the Form 8-K/A dated November 6, 1998).


                                                        (Unaudited)
                                             --------------------------------
                                               Year Ended         Year Ended
                                             July 31, 1997      July 31, 1998
                                             -------------      -------------
                                              (dollar amounts in thousands,
                                                except per share amounts)
INCOME STATEMENT DATA:
Net sales ............................         $1,363,337        $1,473,494
Total costs and expenses .............          1,201,673         1,324,129
                                               ----------        ----------
Operating income .....................            161,664           149,365
Net interest expense .................             25,765            28,168
                                               ----------        ----------
Income before income taxes ...........            135,899           121,197
Net income ...........................         $   81,540        $   72,718
                                               ==========        ==========
Basic earnings per share .............         $     1.88        $     1.68
Diluted earnings per share ...........         $     1.87        $     1.68

OTHER DATA:
EBITDA ...............................         $  236,572        $  223,466
Capital expenditures .................             68,112            72,538
Ratio of earnings to fixed charges ...               4.7x              4.5x


                              DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Wallace Computer Services, Inc. and not its subsidiaries.

         The Company will issue the Notes under an Indenture (the "Indenture") between itself and Bank of New York, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture (including the Supplemental Indenture to be entered into in connection with this offering) and those made part of the Indenture by reference to the Trust Indenture Act of 1939. References to the Indenture include the Supplemental Indenture.

         The following description is a summary of the material provisions of the Indenture, but it does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these Notes. The Company will supply you with a copy of the Indenture upon your request.

BRIEF DESCRIPTION OF THE NOTES

         These Notes are:

         -        general, unsecured obligations of the Company;

         - equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the Company;

         - senior in right of payment to any future subordinated Indebtedness of the Company; and

         - not entitled to the benefit of any sinking fund payments by the Company.

NO DEFEASANCE

         The provisions of the Indenture applicable to the Notes will not permit legal or covenant defeasance with respect to the Notes and, accordingly, the discussion in the Prospectus regarding defeasance is not applicable to the Notes.

PRINCIPAL, MATURITY AND INTEREST

         The Company will issue Notes with a maximum aggregate principal amount of $200 million. The Company will issue Notes in denominations of $1,000,000 and integral multiples of $1,000,000 in excess thereof. The Notes will mature on the date set forth in the Pricing Supplement.

         Interest on these Notes will accrue at the per annum rate set forth in the Pricing Supplement and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding March 15 and September 15.

         Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

         The registered Holder of a Note will be treated as its owner for all purposes.

OPTIONAL PREPAYMENTS

         The Company may, at its option, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount (as defined below) determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.

         In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

         In the case of each prepayment of Notes, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.

         "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable as described below under "Events of Default," as the context requires.

         "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

         "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal. The Make-Whole Amount may in no event be less than zero.

         "Reinvestment Yield" means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 500" of the Bridge/Telerate (Bid side) Screen (or, if not available, any other national recognized trading screen reporting on-line intraday trading in the U.S. Treasury securities) for actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded on-the-run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded on-the-run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.

         "Remaining Average Life" means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of the principal.

         "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date. However, if the Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to the Settlement Date and required to be paid on the Settlement Date because of the optional prepayment of the Called Principal or because of an event of acceleration described below under "Events of Default."

         "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid or has become or is declared to be immediately due and payable pursuant an event of acceleration described below under "Events of Default," as the context requires.

CERTAIN COVENANTS

AFFIRMATIVE COVENANTS

         Under the Indenture, the Company has agreed to the following affirmative covenants so long as any of the Notes are outstanding:

         Compliance with Law. The Company will, and will cause each of its Restricted Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance) as is customary in the case of entities of established reputations and of similar size engaged in the same or similar businesses and similarly situated.

         Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that this covenant shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Payment of Taxes and Claims. The Company will, and will cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary; provided, however, that neither the Company nor any Restricted Subsidiary need pay any such tax, governmental charge, levy, assessment or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         Corporate Existence, Etc. Subject to the provisions set forth under "Negative Covenants--Consolidation, Merger and Sale of Assets" below, the Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

         Notes to Rank Pari Passu. The Company will, and will cause each of its Restricted Subsidiaries to, execute all such documents and take such other actions in order to assure that at all times the Notes shall rank in right of payment either pari passu or senior to all other Indebtedness of the Company except for Indebtedness which is preferred as a result of being secured (but then only to the extent of such security).

NEGATIVE COVENANTS

         Under the Indenture, the Company has agreed to the following negative covenants so long as any of the Notes are outstanding:

         Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $383,231,100 plus (b) 25% of Consolidated Net Income computed on a cumulative basis for each of its elapsed fiscal years ending after July 31, 1998; provided, however, that notwithstanding that Consolidated Net Income for any such elapsed fiscal year may be a deficit figure, no reduction as a result thereof shall be made in the amount of Consolidated Net Worth to be maintained pursuant hereto.

         Limitation on Incurrence of Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness (as defined below), except:

                  (1) Indebtedness evidenced by the Notes;

                  (2) Indebtedness incurred pursuant to the Credit Facility (as defined below);

                  (3) additional Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, all Indebtedness permitted under "Limitation on Secured Indebtedness" below and all Attributable Value permitted under "Limitation on Sale and Leaseback Transactions" below) if at the time of the creation, incurrence, assumption or guarantee thereof, or otherwise becoming liable thereon, and immediately after giving effect thereto, to the application of the proceeds thereof and to the concurrent retirement of any other Indebtedness of the Company and its Restricted Subsidiaries, (i) Consolidated Indebtedness shall not exceed 65% of Consolidated Total Capitalization and (ii) no Default or Event of Default would exist; and

                  (4) any extension, renewal or refunding of any Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of the original issuance of the Notes (including, without limitation, Indebtedness outstanding under the Credit Facility) or any other Indebtedness thereafter created, assumed, guaranteed or otherwise incurred as permitted by this provision; provided, however, that (i) any such extension, renewal or refunding shall not increase the principal amount outstanding at the date of such extension, renewal or refunding, and (ii) at the time of any such extension, renewal or refunding, and after giving effect thereto, to the application of the proceeds thereof and to the concurrent retirement of any other Indebtedness of the Company and its Restricted Subsidiaries, no Default or Event of Default would exist.

         (b) Without limiting clause (a) above, the Company shall not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become or be directly or indirectly liable with respect to any Indebtedness, unless, immediately after giving effect thereto, to the application of the proceeds thereof and to the concurrent retirement of any other Indebtedness of the Company and its Restricted Subsidiaries, in each such case, the sum of (x) the aggregate principal amount of all outstanding Indebtedness secured by Liens permitted under clause (c) of "Limitation on Secured Indebtedness" below, (y) the aggregate Attributable Value of sale and leaseback transactions permitted under clause (b) of "Limitation on Sale and Leaseback Transactions" below and
(z) the aggregate principal amount of all outstanding unsecured Indebtedness owing by all Restricted Subsidiaries (excluding Indebtedness owing to the Company or any wholly-owned Restricted Subsidiary) will not exceed 15% of Consolidated Net Assets. For purposes of this paragraph (b) and paragraph (a), any Indebtedness (i) which is assumed, extended, renewed or refunded shall be deemed to have been incurred when assumed, extended, renewed or refunded and (ii) of a Person outstanding at the time it shall become a Restricted Subsidiary, or at the time all or substantially all of its assets shall be acquired by the Company or any Restricted Subsidiary, shall be deemed to have been incurred at such time.

         Limitation on Secured Indebtedness. (a) The Company will not create, incur, issue, assume or guarantee any Indebtedness secured by a Lien of any kind unless such Lien is created or incurred as permitted by paragraph (b) or (c) below.

         (b) The prohibition contained in paragraph (a) above shall not apply to:

                  (1) Liens existing on the date of original issuance of the Notes;

                  (2) Liens created or incurred by the Company or any Restricted Subsidiary upon any property (including, without limitation, Capital Stock or evidences of Indebtedness issued by any Restricted Subsidiary), which property is acquired after the date of the original issuance of the Notes; provided, however, that immediately after the creation or incurrence of any such Lien, (i) no Default or Event of Default would exist , (ii) such Lien shall attach solely to the property acquired, purchased or created after the original issuance of the Notes, (iii) such Lien shall have been created or incurred within 12 months after the acquisition, purchase or creation, as the case may be, of such property, (iv) the aggregate amount of all Indebtedness secured by any such Lien shall not exceed 100% of the cost of acquisition, purchase or creation, as the case may be, of such property, and (v) the Indebtedness secured by any such Lien shall be permitted by clause (a)(3) of "Limitation on Incurrence of Indebtedness" above;

                  (3) Liens affecting the property of a Person at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with the Company or a Restricted Subsidiary or at the time all or substantially all of its property is acquired by the Company or a Restricted Subsidiary, provided, however, that immediately after the creation or incurrence of any such Lien, (i) no Default or Event of Default would exist; (ii) such Lien shall extend solely to the property so acquired; and (iii) the Indebtedness secured by any such Lien shall have be permitted by clause (a)(3) of "Limitation on Incurrence of Indebtedness" above;

                  (4) Liens (including Liens arising from sale and leaseback transactions) on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of or within 12 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof; provided, however, that immediately after the creation or incurrence of any such Lien, (i) no Default or Event of Default would exist, (ii) such Lien shall extend solely to the property so acquired and (iii) the Indebtedness secured by such Lien shall be permitted by clause (a)(3) of "Limitation on Incurrence of Indebtedness" above;

                  (5) Liens on any property to secure all or part of the cost of alteration, repair or improvement thereof or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such alterations, repairs or improvements; provided, however, that immediately after the creation or incurrence of any such Lien, (i) no Default or Event of Default would exist , (ii) such Lien shall extend solely to the property altered, repaired or improved, (iii) such Lien shall have been created or incurred within 12 months of the date of completion of such alteration, repair or improvement and (iv) the Indebtedness secured by any such Lien shall be permitted by clause
         (a)(3) of "Limitation on Incurrence of Indebtedness" above;

                  (6) Liens which secure Indebtedness owing by a wholly-owned Restricted Subsidiary of the Company to the Company or to another wholly-owned Restricted Subsidiary of the Company; provided, however, that immediately after the creation or incurrence of any such Lien, no Default or Event of Default would exist;

                  (7) purchase money security Liens on personal property; provided, however, that immediately after the creation or incurrence of any such Lien, (i) no Default or Event of Default would exist , (ii) any such Lien shall attach solely to the personal property acquired or purchased, (iii) any such Lien shall have been created or incurred within 12 months of the date of acquisition or purchase, as the case may be, (iv) the Indebtedness secured by any such Lien shall not exceed an amount equal to the purchase price of such personal property, and
         (v) the

         Indebtedness secured by any such Lien shall be permitted by clause
         (a)(3) of "Limitation on Incurrence of Indebtedness" above;

                  (8) Liens (including judgment liens) arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as such proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and any reserves required in accordance with GAAP have been established;

                  (9) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

                  (10) carriers', warehousemen's, mechanics', landlords', materialmens', repairmens' or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued; provided, however, that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 60 days of the commencement thereof and (ii) provision for the payment of such Liens has been made to the extent required by GAAP;

                  (11) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary; and

                  (12) any extension, renewal, replacement or refunding of any Lien referred to in the foregoing clauses (1) through (11); provided, however, that immediately after the consummation of any such extension, renewal, replacement or refunding (i) the aggregate principal amount of Indebtedness secured thereby shall not exceed the aggregate principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding and,
         (ii) such Lien shall extend solely to the same property and (iii) no Default or Event of Default would exist.

         (c) Notwithstanding paragraphs (a) and (b) of this provision, the Company may create, incur, issue, assume or guarantee Indebtedness secured by a Lien; provided, however, that at the time of such creation, incurrence, issuance, assumption or guarantee, and immediately after giving effect thereto, to the application of the proceeds thereof and to the concurrent retirement of any Indebtedness of the Company, (1) the aggregate amount of all Exempted Debt (including the Exempted Debt then to be created or incurred) then outstanding shall not exceed 15% of Consolidated Net Assets and (2) no Default or Event of Default would exist.

         Limitation on Sale and Leaseback Transactions. (a) Neither the Company nor any Restricted Subsidiary will enter into a sale and leaseback transaction involving any property unless (1) such sale and leaseback transaction occurs within 120 days from the date of acquisition of such property, the date of the completion of construction thereof or the date of commencement of full operations thereof, whichever is later, or (2) the Company or such Restricted Subsidiary shall apply, or cause to be applied, to the retirement of its secured Indebtedness, within 120 days after the effective date of the sale and leaseback transaction, an amount not less than the greater of (i) the net proceeds of the sale of such property or (ii) the fair market value of such property and, whether such sale and leaseback transaction is consummated within the limitations of clause (a)(1) or (a)(2) of this provision, at the time of such consummation no Default or Event of Default would exist and the Attributable Value shall be permitted by clause (a)(3) of "Limitation on Incurrence of Indebtedness" above. This restriction will not apply to a sale and leaseback transaction involving the taking back of a lease for a period of less than three years or between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

         (b) Notwithstanding the restriction described in paragraph (a) above, the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if at the time of such transaction and immediately after giving effect thereto, (1) the Attributable Value shall be permitted by clause (a)(3) of "Limitation on Incurrence of Indebtedness" above, (2) the aggregate amount of all Exempted Debt (including the Attributable Value then to be created or incurred) then outstanding shall not exceed 15% of the Consolidated Net Assets and (3) no Default or Event of Default would exist.

         Consolidation, Merger and Sale of Assets. The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, another Person unless (i) the successor (if not the Company) or transferee is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and such successor (if not the Company) or transferee expressly shall assume the Company's obligations on Outstanding Notes by a supplemental indenture to the Indenture, (ii) immediately after giving effect to the transaction, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Company could create or incur $1.00 of additional Indebtedness under clause (a)(3) of "Limitations on Incurrence of Indebtedness" above; and (iii) the Company shall deliver to the Trustee an Officers' Certificate with respect to clauses (i) and (ii) above and an Opinion of Counsel stating compliance with clause (i) above.

         Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (other than the Company and its Restricted Subsidiaries)(including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

CERTAIN DEFINITIONS

         "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

         "Attributable Value" in respect of any sale and leaseback transaction means, as of the date of any determination thereof, the greater of (a) the fair market value of the property or assets which is or are the subject of such sale and leaseback transaction (as reasonably determined in good faith by the Board of Directors of the Company at or about the time of the consummation of such sale and leaseback transaction) and (b) the aggregate amount of Rentals due and to become due (discounted from the respective due dates thereof at the interest rate implicit in such Rentals and otherwise in accordance with GAAP) under the lease relating to such sale and leaseback transaction.

         "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "Consolidated Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries, including, without duplication, Exempted Debt, determined on a consolidated basis in accordance with GAAP eliminating all intercompany items.

         "Consolidated Net Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, less all current liabilities of the Company and its Restricted Subsidiaries (excluding any Indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower).

         "Consolidated Net Income" for any period means the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

                  (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets other than in the ordinary course of business, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                  (b) the proceeds of any life insurance policy;

                  (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

                  (d) net earnings and losses of any Person (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such Person prior to the date of such acquisition;

                  (e) net earnings and losses of any Person (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary, realized by such Person prior to the date of such consolidation or merger;

                  (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

                  (g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

                  (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

                  (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

                  (j) any gain arising from the acquisition of any securities of the Company or any Restricted Subsidiary;

                  (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

                  (l) any other extraordinary gain or loss.

         "Consolidated Net Worth" means the amount, which at any date of determination, in conformity with GAAP consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

         "Consolidated Total Capitalization" means, as of the date of any determination thereof, the sum of Consolidated Indebtedness plus Consolidated Net Worth.

         "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "Event of Default" is defined under "Events of Default" below.

         "Exempted Debt" means the following as of any date of determination:
(i) Indebtedness of the Company secured by Liens incurred after the date of the issuance of the Notes, other than Indebtedness secured by Liens permitted by clause (b) under "Limitation on Secured Indebtedness" above, (ii) the Attributable Value in respect of sale and leaseback transactions entered into by the Company and its Restricted Subsidiaries after the date of the original issuance of the Notes, other than sale and leaseback transactions permitted above by paragraph (a) under "Limitation on Sale and Leaseback Transactions" above and (iii) Indebtedness of the Company's Restricted Subsidiaries.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                  (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

                  (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

                  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

                  (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "Holder" is defined in the Indenture.

         "Indebtedness" with respect to any Person means, at any time, without duplication,

                  (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of financial letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f) Swaps of such Person; and

                  (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) above.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Notwithstanding the foregoing, in no event shall "Indebtedness" include any obligation or liability of the Company or any of its Subsidiaries arising in connection with the sale or transfer by the Company or any of its Subsidiaries to any Person of accounts receivable or any assets related thereto.

         "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Minority Interests" means any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Indenture and the Notes, or (c) the validity or enforceability of the Indenture or the Notes.

         "Outstanding Notes" means, subject to certain exceptions, all Notes issued under the Indenture, except those theretofore canceled by the Trustee or delivered to it for cancellation, paid in full or in respect of which substitute Notes have been authenticated and delivered by the Trustee.

         "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Restricted Subsidiary" means any Subsidiary of the Company as of the date of the Indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors of the Company before, or within 120 days following, such creation or acquisition; provided, however, that any Subsidiary which is principally engaged in leasing or in financing installment receivables shall not be a Restricted Subsidiary.

         "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of the Indenture, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "Unrestricted Subsidiary" means any Subsidiary which is not a Restricted Subsidiary.

EVENTS OF DEFAULT

         The following will be "Events of Default" under the Indenture with respect to the Notes:

                  (1) default in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for payment or by declaration or otherwise;

                  (2) default in the payment of any interest on any Note for more than 30 days after the same becomes due and payable; or

                  (3) default in the performance or compliance with any term contained in the covenants described above under "Consolidated Net Worth," "Limitation on Incurrence of Indebtedness," "Limitation on Secured Indebtedness," "Limitation on Sale and Leaseback Transactions" and "Consolidation, Merger and Sale of Assets;" or

                  (4) default in the performance of or compliance with any term contained in the Indenture (other than those referred to in clauses
         (1), (2) and (3) above and other than a term that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes) and such default is not remedied within 30 days after the Company receiving written notice of such default from the Trustee or any holder of a Note; or

                  (5) (i) default by the Company or any Restricted Subsidiary (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) default by the Company or any Restricted Subsidiary in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

                  (6) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                  (7) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

                  (8) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (excluding for purposes of such determination the amount of any insurance proceeds paid by or on behalf of the Company or any of its Restricted Subsidiaries in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

         No Event of Default with respect to the Notes (except as to certain events of bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The occurrence of an Event of Default may constitute an event of default under the Company's credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

         In case an Event of Default resulting from the failure to pay any principal, Make-Whole Amount or interest on a Note has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company and the Trustee, declare all the Notes held by it or them to be immediately due and payable.

         If an Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 51% in aggregate principal amount of the outstanding Notes may, by a notice in writing to the Company (and to the Trustee if given by the Holders of Outstanding Notes), declare to be due and payable immediately the principal amount of and accrued and unpaid interest, if any, on all Notes, plus the Make-Whole Amount determined in respect of such principal amount. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount of and accrued and unpaid interest, if any, on all outstanding Notes, plus the Make- Whole Amount determined in respect of such principal amount, shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Outstanding Notes. At any time after the Trustee or the Holders of Outstanding Notes makes a declaration of acceleration with respect to the Notes, but before the Trustee obtains a judgment or decree for payment of the money due, the Holders of 65% in aggregate principal amount of the Outstanding Notes may rescind and annul such declaration if:

                  (1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

                           -  all overdue interest, if any, on the Notes,

                           - the principal of and interest and Make-Whole Amount on any Note which has become due otherwise than by the declaration of acceleration,

                           - interest on any overdue principal and overdue interest, and

                           - all sums which the Trustee has paid or advanced, and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

                  (2) all Events of Default with respect to the Notes (other than the non-payment of accelerated principal) have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see the discussion set forth below under "-- Modification and Waiver."

         The Indenture provides that the Trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request of any Holder of Outstanding Notes, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. No Holder of a Note will have any right to institute any proceeding, judicial or otherwise:

         - with respect to the Indenture,

         - for the appointment of a receiver or trustee, or

         - for any remedy under the Indenture,

unless:

         - the Holder has previously notified the Trustee in writing of a continuing Event of Default; and

         - the Holders of not less than 51% in aggregate principal amount of the Outstanding Notes have requested, in writing, that the Trustee institute a proceeding and these Holders have offered the Trustee reasonable indemnity to do so; and

         - the Holders of not less than 51% in aggregate principal amount of the outstanding Notes have not previously given the Trustee written directions inconsistent with this request; and

         - the Trustee has failed to institute the proceeding for 60 days.

         Notwithstanding these limitations, the holder of any Note will have an absolute and unconditional right to receive payment of the principal of, Make-Whole Amount, if any, and any interest on such Note on and after the dates these payments are due, and to institute suit for the enforcement of any payment.

         The Indenture requires the Company, within 105 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture.

MODIFICATION AND WAIVER

         The Indenture provides that the Company and the Trustee may modify or amend the Indenture or any of the Notes, without the consent of the Holders of the Notes, for the following purposes:

                  (1) to comply with Article V (which governs the Company's ability to merge or consolidate with, and to be replaced by, a successor corporation);

                  (2) to provide for the issuance of, and to establish the form and terms and conditions of, debt securities permitted by the Indenture;

                  (3) to evidence and provide for the acceptance by a successor Trustee of appointment under the Indenture, and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or

                  (4) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

         Except as provided above, the Company and the Trustee may not otherwise modify or amend the Indenture or the Notes unless they have received the consent of the holders of at least a majority in principal amount of the Outstanding Notes. In addition, the Company and the Trustee must obtain the consent of the Holder of each Outstanding Note affected in order to modify or amend the Indenture in any of the following manners:

         - to change the amount of the Notes whose holders must consent to an amendment, supplement or waiver;

         - to reduce the rate or extend the time for payment of interest (including default interest) on any Note;

         - to reduce the principal of or Make-Whole Amount, if any, on, or change the fixed maturity of, any Note;

         - to reduce the principal amount of the Notes payable upon the acceleration of their maturity;

         - to waive a default in the payment of the principal of, Make-Whole Amount, if any, or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);

         - to make the principal of, Make-Whole Amount, if any, or interest, if any, on any Note payable in currency other than that stated in the Note;

         - to make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of the Notes to receive payment of the principal of, Make-Whole Amount, if any, and interest, if any, on the Notes and to institute suit for the enforcement of any of these payments; or

         - to waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of any Note.

         The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by the Company with provisions of the Indenture other than certain specified provisions. The Holders of not less than a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all the Notes, waive any past default under the Indenture with respect to the Notes and its consequences, except a default in the payment of the principal of, Make-Whole Amount, if any, or interest, if any, on any Note or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. However, the Holders of a majority in principal amount of the Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from an acceleration.

         The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes as consideration for or as inducement to the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions of the Notes or the Indenture unless such remuneration is currently paid, or security is concurrently granted, on the same terms, ratably to each Holder of notes then Outstanding even if such Holder did not consent to such waiver or amendment.

         Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under the Indenture, or have directed the taking of any action provided in the Indenture or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

THE TRUSTEE

         The Bank of New York is the Trustee under the Indenture.

                         DESCRIPTION OF CREDIT FACILITY

         On October 31, 1997, Wallace entered into a credit agreement with certain lenders ("Lenders"), and Bank of America NT&SA ("BofA") as agent for the lenders for an unsecured credit facility in the aggregate principal amount of $500,000,000 (the "Credit Facility"). At July 31, 1998, $396 million was outstanding under the Credit Facility bearing a weighted average interest rate of 5.8%. The Credit Facility consists of a revolving loan facility under which loans may be borrowed, repaid and reborrowed by Wallace from time to time for the purpose of providing funds to refinance certain indebtedness and to provide working capital and for other general corporate purposes. The Credit Facility matures on October 31, 2002 and has no scheduled amortization.

         Borrowings under the Credit Facility bear interest at a floating rate based upon Wallace's senior unsecured debt rating. In addition, Wallace has a competitive advance option under the Credit Facility which allows it to request uncommitted advances from the Lenders at competitive rates on an auction basis. A facility fee accrues on the total Credit Facility regardless of usage at a rate ranging from 0.075% to 0.15% per annum, depending upon Wallace's senior unsecured debt rating. Wallace also must pay BofA underwriting and administrative fees, reimburse certain expenses and provide certain indemnities, all of which Wallace believes to be customary for commitments of this type.

         The Credit Facility contains certain covenants binding on the Company and its Subsidiaries, including without limitation, restrictions and limitations relating to the incurrence of liens, sale of assets, consolidations and mergers, loans and investments, incurrence of indebtedness, transactions with affiliates, use of proceeds, contingent obligations, restricted payments, change in business, accounting changes, permitted securitization and sale-leasebacks. The Credit Facility also contains certain financial covenants, including, but not limited to, a minimum interest coverage ratio and a maximum funded debt to EBITDA ratio.

                              PLAN OF DISTRIBUTION

         Upon the terms and subject to the conditions set forth in the Purchase Agreements to be entered into by the Company and prospective purchasers, the Company intends to sell up to $200,000,000 in Notes.

         The Company will sell the Notes to the prospective purchasers for their own accounts for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof.

         Salomon Smith Barney, Inc. (the "Agent") has acted as agent to the Company in the sale of the Notes, for which the Company will pay it a fee of $900,000, subject to adjustment for certain expenses to be borne by the Agent.

                                  LEGAL MATTERS

         Steven L. Carson, Esq., General Counsel to the Company, and Sidley & Austin, Chicago, Illinois, will pass upon certain legal matters relating to the issuance and sale of the Notes for the Company. Mr. Carson is the beneficial owner of approximately 6,459 shares of Common Stock of the Company. Chapman and Cutler, Chicago, Illinois, will pass upon certain legal matters relating to the issuance and sale of the Notes for the purchasers.

                                     EXPERTS

         Arthur Andersen LLP, independent public accountants, has audited the consolidated financial statements of the Company as of July 31, 1998 and July 31, 1997 and for the years ended July 31, 1998, July 31, 1997, and July 31, 1996 incorporated by reference in this Prospectus Supplement and elsewhere in the Registration Statement, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998. This audit is indicated in the related reports of Arthur Andersen LLP. We have incorporated the aforementioned consolidated financial statements and schedules of the Company into this Prospectus Supplement, and in doing so, we have relied upon the authority of Arthur Andersen LLP as experts in giving these reports.

PROSPECTUS

                                  $300,000,000

                     [WALLACE COMPUTER SERVICES, INC. LOGO]


                         WALLACE COMPUTER SERVICES, INC.

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK

         Wallace Computer Services, Inc., a Delaware corporation (the "Company" or "Wallace"), may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $50.00 per share ("Preferred Stock"), in one or more series, or (iii) shares of common stock, par value $1.00 per share ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $300,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), at prices and on terms to be determined at or prior to the time of sale.

         Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, subordination provisions, covenants, authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable and the initial offering price, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

         The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

         This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                              --------------------


                  The date of this Prospectus is May 12, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). The Company files electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Annual Report of the Company on Form 10-K for the fiscal year ended July 31, 1997 (as amended by the Form 10-K/A dated April 8, 1998), the Quarterly Report of the Company on Form 10-Q for the quarters ended October 31, 1997 and January 31, 1998, the Current Reports of the Company on Form 8-K dated November 18, 1997 (as amended by the Form 8-K/A dated January 16, 1998 and the Form 8-K/A dated April 9, 1998) and January 5, 1998 and the registration statement of the Company on Form 8-A, dated March 14, 1990, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5395), Attention: Investor Relations.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus and the accompanying Prospectus Supplement include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus and the Prospectus Supplement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the

Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; successful integration of acquisitions; labor market conditions and raw material costs; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and the Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

         The following trademarks and service marks of Wallace are mentioned in this Prospectus or the Prospectus Supplement: "Wallace Information Network(TM)," "W.I.N.(TM)," "W.I.N. Direct(TM)," "@W.I.N. Direct(TM)," "StatusNow!(TM)," "Select Services(R)" and "TOPS(R)."

                                   THE COMPANY

         Wallace manufactures and distributes a wide range of consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels, and commercial and promotional printed materials. Wallace's strategy is to utilize information management tools to offer its products and services through a solutions-based approach aimed at reducing costs, increasing efficiencies and generating value for its customers. Wallace's success has largely been attained through its focus on developing and integrating new technologies into its products and services. Management believes Wallace offers one of the broadest ranges of information management products and services in the industry.

         Over the past four years, Wallace has become recognized in the industry as a leader in total print and integrated supply management. By combining forms, print and office products management, Wallace serves as a single source for all the business supplies used by large organizations. Central to Wallace's integrated services is the Wallace Information Network ("W.I.N."), a comprehensive forms management tool that ties customers into Wallace's corporate information system and centrally organizes and manages a customer's data regarding the manufacture, storage and distribution of printed materials and consumable supplies. Since its introduction in 1993, the W.I.N. system has become recognized in the industry as a benchmark. It continues to be one of the few systems that can bring complete, current data about every order, shipment and item in inventory to the customer's desktop for analysis and decision making. As of December 31, 1997, more than 300 mid-to-large sized organizations utilized W.I.N. as their central information tool in Wallace's integrated supply management services.

WALLACE PRODUCTS AND SERVICES

Wallace's principal products and services include:

         Business Forms. The Company provides stock and custom, paper and electronic products for businesses, government agencies, and for healthcare, not-for-profit and educational institutions. Examples of forms provided by the Company include air freight package forms, monthly billing statements, mortgage applications, healthcare forms, credit card statements and point-of-sale transaction forms. Wallace's value-added services provide substantial benefits to large, paper-intensive organizations which seek ways to increase efficiency and reduce costs. Wallace's success is based on its long-term contract commitments, diverse product offerings, unique services (such as W.I.N.) and extensive distribution network.

         Promotional Printing. Through its COLORFORMS division, the Company produces materials that serve the targeted marketing and direct response markets. Typical products include sweepstakes mailings, credit card offers and on-demand, individual mailings. The Company provides a full-service, quick response, value-added resource to its customers, and supplies national coverage and state-of-the-art imaging capabilities and service options, which are designed to increase promotion response rates and reduce customer costs.

         Commercial Printing. The Company's commercial printing business primarily consists of high-color, high-quality commercial printing and catalogs and directories. Typical products include corporate image materials, promotional literature, product brochures, product documentation literature, retail point-of-sale materials and health care plan directories. By acquiring Post Printing Company in the fall of 1996, Moran Printing Company in the summer of 1997 and Graphic Industries, Inc. ("Graphic") in late 1997, Wallace has significantly expanded its commercial printing capabilities. Wallace's focus is on fulfilling the total print requirements of its targeted customer base, the Fortune 1000. The Company differentiates itself from competitors in the printing industry by utilizing its W.I.N. system capabilities and distribution expertise to provide a fully integrated service for customers.

         Office Products. The Company manufactures office products such as legal pads, computer paper, ink jet printer cartridges, ribbons and ATM and cash register paper rolls. Wallace also offers an extensive selection of brand-name and discount brand office supplies and standardized business forms for the home, school and office markets. Through an arrangement with United Stationers, Wallace acts as a contract stationer to customers, enabling the Company to serve as a full source supplier of office products. Wallace can supply approximately 23,000 office and computer supplies to its customers and can provide nationwide delivery on a next-day basis. Wallace recently entered into a joint marketing arrangement with Boise Cascade Office Products whereby each company will introduce the other company to its top 200 customers and allow such company to market its products and services to those customers. Wallace's TOPS group manufactures and sells pad products and stock forms to office products retailers and wholesalers.

         Labels. Wallace is one of the only national suppliers with a full range of label options and integrated services. The Company produces bar-coded shipping labels, consumer product labels, airline bag tags, blank stock labels, electronic article surveillance tags and labeling software, printers and applicators. Wallace produces both electronic data processing ("EDP") labels and prime labels. EDP labels usually include some package specific information, such as bar coding, and are designed to meet the needs of key market segments, including retail, health care, small package delivery, manufacturing and required regulatory compliance. Prime labels are high quality promotional and product identification labels used on items such as shampoo bottles and food packages.

RECENT DEVELOPMENTS

         On December 22, 1997, Wallace completed its acquisition of all of the equity of Graphic for an aggregate price of approximately $315 million. To finance the acquisition and to refinance $142 million in outstanding debt of Graphic, Wallace borrowed $437 million under its $500 million senior unsecured credit facility. Graphic, headquartered in Atlanta, Georgia, is the largest sheet-fed commercial printer in the United States (based on number of sheet-fed presses) and manufactures such products as high color marketing literature, annual reports and point-of-sale material, primarily for corporate customers. Graphic will provide Wallace with critical mass in commercial printing, which will allow Wallace to expand its product offerings and geographic coverage. Management expects to continue to service Graphic's established customer base and has begun to offer Graphic's capabilities to Wallace's large, national customers. Management also intends to offer Wallace's products and services to Graphic's existing customer base.

         The Company is incorporated in Delaware. Its executive offices are located at 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5000).

                                 USE OF PROCEEDS

         Except as set forth in the Prospectus Supplement for a specific offering of Securities, the net proceeds from the sale of the Securities will be applied by the Company for general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The Company to date has not issued Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.


                                                                                                        Six Months Ended
                                                         Year Ended July 31,                               January 31,
                                         ---------------------------------------------------         -----------------------
                                         1997       1996       1995      1994       1993             1998          1997
                                         ----       ----       ----      ----       ----             ----          ----
Ratio of earnings to fixed charges       26.2x      31.2x      23.4x     22.2x      20.2x            8.0x          92.7x



         The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Section references used in this Prospectus refer to sections of the Indenture.

         The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete, and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture. Certain other specific terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

         The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. (Indenture Section 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any pricing supplement thereto).

         The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The applicable Prospectus Supplement (including any pricing supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any subordination provisions pertaining to such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which the Debt Securities will be issued; (4) any limit on the aggregate principal amount of such Debt Securities; (5) the date or dates on which principal on such Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(9) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof; (10) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by the Company at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (11) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (13) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (14) the currency of denomination of such Debt Securities; (15) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made; (16) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined; (17) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (18) the provisions, if any, relating to any security provided for such Debt Securities; (19) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (20) any addition to or change in the covenants described in the Indenture with respect to such Debt Securities; (21) any other terms of such Debt Securities, which may modify or delete any provision of the Indenture insofar as it applies to such series; and (22) any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities. (Indenture Section 2.2).

         Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

         If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, premium, if any, or interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

TRANSFER AND EXCHANGE

         Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as depository (the "Depository"), or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "-- Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form. The information in this section concerning the Depository and its book-entry system and procedures has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy of the information in this section.

         Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         The transfer of Certificated Debt Securities and the right to receive the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of such certificate to the new Holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

         Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

         The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participating organizations ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movements of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

         Ownership of beneficial interests in Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by participants participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

         So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, beneficial owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person beneficially owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

         The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of Holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the Holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indenture. (Indenture Section 2.14.6)

         Payments of principal of, premium, if any, and interest, if any, on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered Holder of the related Global Debt Security. (Indenture Section 2.14.5) None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. However, the Trustee may maintain physical possession of such Global Debt Security on behalf of the Depository or its nominee pursuant to an agreement between the Trustee and the Depository.

         If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have the Book-Entry Debt Securities of any series represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for the Global Debt Securities of such series. Global Debt Securities will also be exchangeable by the Holders for Certificated Debt Securities if an Event of Default with respect to the Book-Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

         Unless otherwise set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions which may afford Holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company) which could adversely affect Holders of Debt Securities.

COVENANTS

         The applicable Prospectus Supplement will set forth any restrictive covenants applicable with respect to any issue of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person (a "successor Person") unless (i) the Company is the surviving corporation or the successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and existing under the laws of any United States domestic jurisdiction and expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the Indenture and (iii) certain other conditions are met. (Indenture Section 5.1)

EVENTS OF DEFAULT

         The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series that is described in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture Section 6.1). The occurrence of an Event of Default may constitute an event of default under the Company's credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

         Unless otherwise specified in the applicable Prospectus Supplement, if an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture Section 6.2) For information as to waiver of defaults see the discussion set forth below under "-- Modification and Waiver." Reference is made to the applicable Prospectus Supplement (i) relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default, or (ii) relating to any series of Debt Securities that are designated as subordinated debt for the particular provisions relating to acceleration of a portion of the principal amount of such subordinated Debt Securities upon the occurrence of an Event of Default.

         The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture Section 7.1(e)) Subject to certain rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture
Section 6.12)

         No Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture Section 6.7) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture Section 6.8)

         The Indenture requires the Company, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture Section 4.3) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the Holders of such Debt Securities. (Indenture Section 7.5)

MODIFICATION AND WAIVER

         The Indenture provides that modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee without the consent of the Holders for the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V (which governs the Company's ability to merge or consolidate with, and to be replaced by, a successor corporation); (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Holder; (v) to provide for the issuance of and establish the form and terms and conditions of Debt Securities of any series as permitted by the Indenture; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or
(vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. (Indenture Section 9.1)

         Other modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments. However, no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal of or premium, if any, on, or change the fixed maturity of, any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the Holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of, or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security;

(g) make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of Debt Securities to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Security. (Indenture Section 9.3)

         The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with provisions of the Indenture other than certain specified provisions. (Indenture Section 9.2) The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected (except that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). (Indenture Section 6.13)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

         Satisfaction and Discharge of Indenture. The Indenture provides that, upon satisfaction by the Company of certain conditions, the terms of the Indenture will cease to be of further effect (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies, to compensate and indemnify the Trustee and certain provisions relating to the treatment of funds held by paying agents) in the event that either (i) all Debt Securities theretofore authenticated and delivered under the Indenture (other than Debt Securities that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or (ii) all Debt Securities issued under the Indenture not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee, at the expense of the Company, or (d) are deemed paid and discharged pursuant to the provisions of the Indenture described under "-- Legal Defeasance," below. The Company must, in order to be discharged from its obligations under the Indenture as a result of events described in the preceding sentence, (1) deposit or cause to be deposited with the Trustee trust funds in an amount sufficient for the purpose of paying and discharging the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt Securities which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be; (2) have paid or caused to be paid all other sums payable by the Company under the Indenture; and (3) delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Indenture Section 8.1)

         Legal Defeasance. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture Section 8.3)

         Defeasance of Certain Covenants. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) the Company may omit to comply with the covenants described above under "-- Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the Indenture and any other covenants applicable to such Debt Securities, as well as any additional covenants which may be set forth in the applicable Prospectus Supplement, and
(ii) any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to, and certain Events of Default will be inapplicable to, the Debt Securities of such series ("covenant defeasance"). The conditions include: the deposit with the Trustee of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture Section 8.4)

         Covenant Defeasance and Events of Default. In the event the Company exercises its option to effect covenant defeasance with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or United States Government Obligations or Foreign Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

         "Foreign Government Obligations" means, with respect to Debt Securities of any series that are denominated in a currency other than United States Dollars, (i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

         The Indenture and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Indenture Section 10.10)

                         DESCRIPTION OF PREFERRED STOCK

         Under the Company's Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), the Company may issue, in one or more classes or series, up to 500,000 shares of its Preferred Stock, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be designated in resolutions adopted by the Board of Directors or a duly authorized committee thereof. No shares of Preferred Stock are currently outstanding, but 250,000 shares of Preferred Stock are reserved for issuance in connection with the Series A Rights described under "Description of Common Stock -- Certain Provisions of the Certificate of Incorporation, By-laws and Rights Agreement." The Preferred Stock, if and when issued, will be fully paid and nonassessable and holders thereof will have no preemptive rights.

         The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the

Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

(1)   The designation of such Offered Preferred Stock.

(2) The number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial offering price of such Offered Preferred Stock.

(3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Offered Preferred Stock.

(4) The date from which dividends on such Offered Preferred Stock shall accumulate, if applicable.

(5) The procedures for any auction and remarketing, if any, of such Offered Preferred Stock.

(6)   The provision of a sinking fund, if any, for such Offered Preferred Stock.

(7)   The provision for redemption, if applicable, of such Offered Preferred
      Stock.

(8)   Any listing of such Offered Preferred Stock on any securities exchange.

(9) The terms and conditions, if applicable, upon which such Offered Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

(10) Whether such Offered Preferred Stock will rank senior or junior to or on a parity with any other class or series of Offered Preferred Stock.

(11)  The voting rights, if any, of such Offered Preferred Stock.

(12) Any other specific terms, preferences, rights, limitations or restrictions of such Offered Preferred Stock.

(13) A discussion of Federal income tax considerations applicable to such Offered Preferred Stock.

         Subject to the Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, the Company may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of the Company.

                           DESCRIPTION OF COMMON STOCK

         The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $1.00 per share. As of January 31, 1998, there were approximately 43,409,000 shares of Common Stock outstanding. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and the shares of Common Stock offered pursuant to this Prospectus and a related Prospectus Supplement, when issued and sold as contemplated herein and therein, will be validly issued, fully paid and non-assessable.

         The following summary description of the Common Stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, and to Delaware corporate law.

GENERAL

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain covenants contained in documents governing debt of the Company which may limit the Company's ability to declare or pay dividends. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT

         Certain provisions of the Certificate of Incorporation and By-laws of the Company and the Rights Agreement dated as of March 14, 1990 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         The Certificate of Incorporation or By-laws provide generally (i) that there shall be three classes of directors serving staggered terms; (ii) that directors can be removed from office only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in an election of directors, voting together as a single class; (iii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders; (iv) that the Board of Directors may adopt, amend or repeal the By-laws of the Company; and (v) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual meetings of stockholders. In general, notice of intent to nominate a director at an annual meeting must be received by the Company not less than 90 days prior to the annual meeting and must contain certain information concerning the person to be nominated and the stockholder submitting the proposal. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

         Article Ninth of the Certificate of Incorporation of the Company provides that any merger or other business combination between the Company and an interested stockholder (a holder of at least 20% of the outstanding Common Stock) must be approved by the holders of 80% of the outstanding shares of Common Stock unless the price paid for shares of Common Stock in the merger or business combination equals or exceeds the higher of (a) the highest price paid by the interested stockholder for any of its shares of Common Stock, (b) the fair market value of the shares of Common Stock prior to the first public announcement of the merger or business combination and (c) the fair market value of the shares of Common Stock on the date the interested stockholder became an interested stockholder. The merger or business combination must also meet certain form of consideration and procedural requirements. The 80% requirement is not applicable if the merger or business combination is approved by the disinterested directors of the Company.

         Each share of Common Stock has associated with it one preferred share purchase right (the "Series A Right") permitting the holder to purchase one two-hundredth of a share of the Company's Series A Preferred Stock at an exercise price of $115 per share, subject to certain adjustments. The terms of the Series A Rights are set forth in the Rights Agreement. The Series A Rights are not exercisable and are transferable only with the related Common Stock certificates. The Series A Rights become exercisable and separately transferable ten days following a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 20% or more of the outstanding shares of Common Stock or, if earlier, ten business days (or such other day as the Board of Directors of the Company may determine) following the commencement of a tender or exchange offer that would result in a person or group becoming the beneficial owner of 20% or more of the outstanding shares of Common Stock. Thereafter, the Series A Rights will trade separately from the Common Stock. After the Series A Rights become exercisable, if (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock, or (ii) the Company is the surviving corporation in a merger or other business combination with the acquiring person, an acquiring person engages in one or more self-dealing transactions involving the Company or a reclassification of stock or other transaction occurs that results in the increase of 1% or more in the percentage of any class of equity securities of the Company that is owned by any acquiring person, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of Common Stock, or, in certain circumstances, cash, property or other securities with a value equal to two times the Series A Right's then-current exercise price. In addition, after the acquisition of 20% or more of the outstanding shares of Common Stock by an acquiring person or group, in the event that (i) the Company is acquired in a merger or other business combination, or (ii) 50% or more of the assets or earnings power of the Company is sold or otherwise transferred, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of common stock of the acquirer then having a current market value equal to two times the Series A Right's then-current exercise price. At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company and before the acquisition by a person or group of beneficial ownership of 50% or more of the outstanding shares of Common Stock of the Company, the Board of Directors may exchange the Series A Rights (other than the Series A Rights of such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Series A Right, subject to adjustment. Under certain circumstances, the Series A Rights may be redeemed at a price of $.01 per Series A Right. The Series A Rights will expire on March 31, 2000, unless earlier redeemed by the Company. The Rights Agreement generally provides that a Series A Right will be issued in connection with each share of Common Stock (i) issued prior to the earliest of the Distribution Date (as defined in the Rights Agreement) or the redemption, exchange or expiration of the Series A Rights or
(ii) issued at certain other times pursuant to certain options, warrants or convertible securities.

         The foregoing summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, Bylaws and Rights Agreement.

STATUTORY PROVISIONS

         The Company is subject to Section 203 of the Delaware General Corporation Law ("DGCL"). Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;
(ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may choose not to be governed by Section 203 of the DGCL in which case such election becomes effective one year after its adoption.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Boston EquiServe, L.P.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities in and/or outside the United
States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten series of Offered Securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

         If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

         Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

         Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Steven L. Carson, Esq., General Counsel of the Company. Mr. Carson is the beneficial owner of 1,180 shares of Common Stock of the Company. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company as of July 31, 1997 and July 31, 1996 and for each of the three years in the period ended July 31, 1997, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Graphic appearing in the Company's Current Report on Form 8-K/A dated January 16, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.